Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Viracta Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Viracta Therapeutics, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Clinical trial and contracts accruals

Description of the Matter

During the year ended December 31, 2020, the Company incurred $13.5 million for research and development expense and as of December 31, 2020, the Company accrued $1.1 million for clinical trial and contract expenses. As described in Note 2 of the financial statements, clinical trial costs include payments to sites participating in clinical trials and to outside contract research organizations which assist in developing, monitoring and administering the clinical trials. Measurement of clinical trial expenses and the related accrual recorded in any given period requires judgment as invoices or other notification of actual costs may not exist as of the date of the financial statements, making it necessary to estimate the efforts completed to date and the related expense. The period over which services are performed, the level of services performed as of a given date, and the cost of such services are often subjective determinations. The Company’s principal vendors operate within terms of contracts which establish program costs and estimated timelines. The status of the Company’s programs is assessed in relation to the scope of work outlined in the contracts, and the related amount of expense is recognized accordingly.

Auditing management’s accounting for clinical trial and contracts accruals is especially challenging as evaluating the progress or stage of completion of the activities under the Company’s research and development agreements is dependent upon a high volume of data from third-party service providers and internal clinical personnel.

How We Addressed the Matter in Our Audit	To test the completeness of the Company’s clinical trial and contracts accruals, among other procedures, we obtained supporting evidence of the research and development activities performed for clinical trial and research and development contracts. We corroborated the progress of significant research and development activities through discussion with the Company’s personnel that oversee the research and development projects, and inspection of the Company’s contracts and related amendments with third parties. To verify the appropriate measurement of clinical trial and contracts accruals, we compared the costs for a sample of transactions against the related invoices and contracts, evaluated the Company’s documentation of timelines and future projections of contract progress, and confirmed certain amounts incurred to-date with third-party service providers. We also examined a sample of subsequent payments to evaluate the completeness of the clinical trial and contracts accruals.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

San Diego, California

March 23, 2021

Viracta Therapeutics, Inc.

Balance Sheets

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$47,089,114	$18,217,926
Prepaid and other current assets	110,467	81,408

Total current assets	47,199,581	18,299,334
Property and equipment, net	44,133	1,568
Operating lease right of use assets	985,542	115,489
Other long-term assets	76,413	27,341

Total assets	$48,305,669	$18,443,732

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,558,445	$589,087
Accrued expenses	3,361,835	1,687,962
Operating lease liabilities	334,104	117,185
Current portion of long-term debt, net	1,030,656	—

Total current liabilities	6,285,040	2,394,234
Long-term debt, net	4,155,197	—
Operating lease liabilities, less current portion	658,596	—
Preferred stock warrant liability	105,697	—

Commitments and contingencies

Series A-1 Convertible Preferred Stock, $0.0001 par value; 34,361,663 shares authorized, 34,361,663 shares issued and outstanding as of December 31, 2020 and 2019; liquidation preference of $13,720,612 at December 31, 2020 and 2019	2,967,752	2,967,752

Series B Convertible Preferred Stock, $0.0001 par value; 23,549,212 shares authorized, 23,549,212 shares issued and outstanding as of December 31, 2020 and 2019; liquidation preference of $16,811,782 at December 31, 2020 and 2019	15,484,204	15,484,204

Series C Convertible Preferred Stock, $0.0001 par value; 12,766,166 shares authorized, 12,766,166 shares issued and outstanding as of December 31, 2020 and 2019; liquidation preference of $10,695,494 at December 31, 2020 and 2019	9,392,125	9,392,125

Series D Convertible Preferred Stock, $0.0001 par value; 17,266,027 shares authorized, 17,138,320 shares issued and outstanding as of December 31, 2020 and 2019; liquidation preference of $16,774,988 at December 31, 2020 and 2019	16,588,436	16,588,436

Series E Convertible Preferred Stock, $0.0001 par value; 66,780,429 shares authorized, 66,061,102 shares issued and outstanding as of December 31, 2020; liquidation preference of $39,999,997 at December 31, 2020 and 2019	38,868,955	—

Stockholders’ deficit:
Common stock, $0.0001 par value; 413,844,303 shares authorized, 8,096,397 and 643,198 shares issued and outstanding at December 31, 2020 and 2019, respectively	810	64
Additional paid-in capital	4,713,998	3,514,791
Accumulated deficit	(50,915,141)	(31,897,874)

Total stockholders’ deficit	(46,200,333)	(28,383,019)

Total liabilities, convertible preferred stock and stockholders’ deficit	$48,305,669	$18,443,732

See accompanying notes.

Viracta Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2020	2019
Operating expenses:
Research and development	$13,468,201	$8,864,355
General and administrative	5,347,503	3,193,965

Total operating expenses	18,815,704	12,058,320
Other income (expense):
Interest income	48,056	61,294
Interest expense	(215,815)	(42,817)
Other financing expense, net	(33,804)	(1,519,034)

Total other income (expense)	(201,563)	(1,500,557)

Net loss and comprehensive loss	$(19,017,267)	$(13,558,877)

Net loss per share, basic and diluted	$(6.55)	$(5.75)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	2,901,990	2,356,483

See accompanying notes.

Viracta Therapeutics, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

	Series A-1 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumu- lated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amounts
Balance at December 31, 2018	34,361,663	$2,967,752	15,427,147	$9,685,862	2,387,204	$1,728,596	—	$—	—	$—	269,657	$27	$2,478,620	$(18,338,997)	$(15,860,350)
Exercise of warrants and stock options to purchase common stock	—	—	—	—	—	—	—	—	—	—	348,541	34	3,373	—	3,407
Vesting of early exercise of employee stock options	—	—	—	—	—	—	—	—	—	—	25,000	3	2,497	—	2,500
Issuance of convertible preferred stock (including reclassification of preferred stock purchase right asset of $933,888), net of issuance costs of $16,890	—	—	—	—	9,548,819	7,049,236	—	—	—	—	—	—	—	—	—
Reclassification of common stock warrant to equity in conjunction with issuance of preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	402,690	—	402,690
Conversion of convertible promissory notes into convertible preferred stock	—	—	8,122,065	5,798,342	830,143	614,293	—	—	—	—	—	—	—	—	—
Issuance of convertible preferred stock, net of issuance costs of $186,552	—	—	—	—	—	—	17,138,320	16,588,436	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	627,611	—	627,611
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(13,558,877)	(13,558,877)

Balance at December 31, 2019	34,361,663	2,967,752	23,549,212	15,484,204	12,766,166	9,392,125	17,138,320	16,588,436	—	—	643,198	64	3,514,791	(31,897,874)	(28,383,019)
Exercise of warrants and stock options to purchase common stock	—	—	—	—	—	—	—	—	—	—	7,428,199	743	848,074	—	848,817
Vesting of early exercise of employee stock options	—	—	—	—	—	—	—	—	—	—	25,000	3	2,498	—	2,501
Issuance of convertible preferred stock net of issuance costs of $1,131,046	—	—	—	—	—	—	—	—	66,061,102	38,868,955	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	348,635	—	348,635
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(19,017,267)	(19,017,267)

Balance at December 31, 2020	34,361,663	$2,967,752	23,549,212	$15,484,204	12,766,166	$9,392,125	17,138,320	$16,588,436	66,061,102	$38,868,955	8,096,397	$810	$4,713,998	$(50,915,141)	$(46,200,333)

See accompanying notes.

Viracta Therapeutics, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2020	2019
Operating activities
Net loss	$(19,017,267)	$(13,558,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,175	3,135
Share-based compensation expense	348,635	627,611
Gain on extinguishment of convertible debt	—	(81,188)
Accretion of debt discount	—	1,614,926
Re-valuation of preferred stock purchase right asset	—	(14,382)
Change in fair value of preferred stock warrant liability	11,833	—
Non-cash interest expense	19,659	42,534
Changes in operating assets and liabilities:
Prepaid and other current assets	(29,059)	88,290
Accounts payable	969,358	(224,287)
Accrued expenses	1,673,873	1,120,061
Other assets	(49,072)	—
Lease liabilities, net	5,462	1,696

Net cash used in operating activities	(16,054,403)	(10,380,481)

Investing activities
Capital expenditures	(54,740)	—

Net cash used in investing activities	(54,740)	—

Financing activities
Issuance of preferred stock for cash, net of offering costs and preferred stock purchase right asset	—	7,983,071
Issuance of preferred stock for cash, net of offering costs	38,868,955	16,588,436
Proceeds from debt, net of issuance costs	5,260,058	—
Issuance of common stock	851,318	13,407

Net cash provided by financing activities	44,980,331	24,584,914

Net increase in cash and cash equivalents	28,871,188	14,204,433
Cash and cash equivalents at beginning of period	18,217,926	4,013,493

Cash and cash equivalents at end of period	$47,089,114	$18,217,926

Supplemental disclosure of cash flow information
Interest paid	$115,313	$—

Supplemental disclosure of noncash financing activities
Conversion of convertible promissory notes	$—	$6,412,365

Reclassification of common stock warrants into equity	$—	$402,690

Right-of-use assets obtained in exchange for lease liabilities	$1,105,704	$225,059

Issuance of preferred stock warrants in conjunction with debt	$93,864	$—

See accompanying notes.

Viracta Therapeutics, Inc.

Notes to Financial Statements

1.	Organization and Basis of Presentation

Viracta Therapeutics, Inc. (Viracta or the Company), is a clinical-stage biopharmaceutical company based in San Diego, California. Viracta is a precision oncology company, focused on the development of new medicines targeting virus-associated malignancies. The Company is currently in the Phase 2 portion of a Phase 1b/2a clinical trial, testing Viracta’s product candidate as a potential therapy for the treatment of relapsed/refractory Epstein-Barr virus-positive (EBV+) lymphoma.

The Company was originally incorporated in 2007, under the name HemaGenix, Inc. Later that same year, the name of the Company was changed to HemaQuest Pharmaceuticals, Inc. The Company operated under the HemaQuest name until 2014, when the board of directors and stockholders of HemaQuest authorized and executed a recapitalization plan of all outstanding equity and the Company was renamed Viracta Therapeutics, Inc.

As of December 31, 2020, the Company has devoted substantially all of its efforts to product development and has not realized product sales revenues from its planned principal operations. The Company has a limited operating history, and the sales and income potential of the Company’s business and market are unproven. The Company has experienced net losses since its inception and, as of December 31, 2020, had an accumulated deficit of $50.9 million. The Company expects to continue to incur net losses for at least the next several years. A successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. If the Company is unable to generate revenues adequate to support its cost structure, the Company will need to raise additional equity through the issuance of its common stock, through other equity or debt financings or through collaborations or partnerships with other companies. As of December 31, 2020, the Company had cash and cash equivalents of $47.1 million and working capital of $40.9 million. In July 2020, the Company obtained a $5.0 million term loan and in November 2020, the Company completed a $40.0 million Series E Preferred Stock equity financing. Based on the Company’s current financial position and business plan, management believes that its existing cash and cash equivalents will be sufficient to fund the Company’s obligations for at least twelve months from the issuance date of these financial statements.

The COVID-19 pandemic has caused significant business disruption around the globe. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the pandemic and the impact on the Company’s clinical trial, employees, and vendors. At this point, the degree to which COVID-19 may impact the Company’s financial condition or results of operations is uncertain. A prolonged pandemic could have a material and adverse impact on financial results and business operations of the Company, including the timing and ability of the Company to complete certain clinical trials and other efforts required to advance the development of its product candidates and raise additional capital. While the Company has not been required to pause enrollment in its current study, delays could still occur and also affect the commencement and operation of future trials.

Merger Transaction

On November 29, 2020, the Company entered into an agreement and plan of merger and reorganization (the Merger Agreement) with Sunesis Pharmaceuticals, Inc. (Sunesis) and Sol Merger Sub, Inc. (Merger Sub). Merger Sub will be merged into Viracta with the Company surviving the merger as a wholly owned subsidiary of Sunesis. The transaction will be accounted for as a reverse merger, with the Company being treated as the acquirer for accounting purposes. Pursuant to the Merger Agreement, Sunesis will effect a name change to Viracta Therapeutics, Inc., and will list its securities on the Nasdaq Global Market under the symbol “VIRX”. Following the completion of the merger, the newly combined company will be led by Ivor Royston, M.D., who will serve as the President and CEO. Under the terms of the Merger Agreement, the Company will merge with a wholly owned subsidiary of Sunesis, and stockholders of Viracta will receive shares of newly issued Sunesis common stock. On February 24, 2021, the merger closed, and with the Company’s pre-merger stockholders (including the investors in the private placement described below) owning approximately 86% and the pre-merger Sunesis stockholders owning approximately 14% of the combined company on a fully diluted basis. Concurrent with the execution of the Merger Agreement, the Company entered into an agreement for the sale of common stock in a private placement which resulted in gross proceeds of approximately $65.0 million. In connection with the closing of the merger and the concurrent private placement of common stock, the holders of the Company’s preferred stock waived their right to exchange their shares into any class of the Company’s stock other than common stock.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant items subject to such estimates include: revenue recognition; common stock and preferred stock warrant liabilities; preferred stock purchase right asset; clinical trial and contracts accruals; and stock-based compensation. The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that management believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts.

Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets.

Level 2: Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying amounts of the Company’s cash and cash equivalents, accounts payable and accrued liabilities approximate fair values for these financial instruments due to their short maturities. The Company’s preferred stock purchase right asset was recorded at fair value on a recurring basis until January 2019, which is when the right was exercised upon the second closing of the Series C convertible preferred stock financing. The Company’s common stock warrant liability was recorded at fair value on a recurring basis until January 2019, when the exercise price of the warrants became fixed upon the Company’s Series C convertible preferred stock issuance. No transfers between levels occurred during 2020 or 2019.

The table below presents the Company’s liabilities measured at fair value on a recurring basis carried on the balance sheet, aggregated by the level in the fair value hierarchy within which those measurements fall as of December 31, 2020. The Company had no assets measured at fair value on a recurring basis as of December 31, 2020.

		Fair Value Measurements Using
	December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Preferred Stock Warrant Liability	$105,697	$—	$—	$105,697

Preferred stock purchase right asset

The estimated fair value of the preferred stock purchase right asset at issuance was determined using a valuation model that considered an assumed discount rate, the estimated time period the preferred stock right would be outstanding, the number of shares to be issued to satisfy the preferred stock purchase right, the stated sale price of the Series C convertible preferred stock, and any changes in the fair value of the underlying Series C convertible preferred stock. The assumptions used to determine the fair value of the preferred stock purchase right upon issuance in November 2018, as of December 31, 2018 and upon final remeasurement in January 2019 included an estimated probability of occurrence of the Series C Second Closing, an assumed discount rate, an estimated time period the preferred stock purchase right would be outstanding and the fair value of the underlying Series C convertible preferred stock. There were no significant changes to the underlying assumptions used to determine the increase in fair value of the preferred stock purchase asset as of the date of final remeasurement in January 2019, prior to its reclassification to Series C convertible preferred stock.

Preferred Stock Purchase Right Asset
Balance at December 31, 2018	$919,506
Increase in fair value of preferred stock purchase right	14,382
Reclassification of asset to convertible preferred stock upon settlement	(933,888)

Balance at December 31, 2019	$—

Preferred stock warrant liability

The assumptions used in the Black-Scholes option pricing model to determine the fair value of the preferred stock warrant liability were as follows:

December 31, 2020
Fair value per share of preferred stock	$0.51
Expected volatility	91%
Risk-free interest rate	0.93%
Expected dividend yield	0%
Expected term	9.5 years

The following table provides a reconciliation of the preferred stock warrant liability measured at fair value using Level 3 significant unobservable inputs:

Preferred stock warrant liability
Balance at December 31, 2019	$—
Issuance of preferred stock warrants	93,864
Change in fair value of preferred stock warrants	11,833

Balance at December 31, 2020	$105,697

Property and Equipment

Property and equipment, which consisted of office equipment were stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

Leases

The Company adopted Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) as of January 1, 2019. The Company classifies leases as either operating or finance leases at inception and as necessary at modification. Leased assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date.

Operating leases are included in operating lease right-of-use (ROU) assets, and operating lease liabilities on the Company’s balance sheets. Operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. When readily determinable, the Company uses the rate implicit in the lease to discount lease payments; however, when the rate is not readily determinable, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term and in a similar economic environment. The operating lease ROU asset also includes any initial direct costs, lease payments made prior to lease commencement, and lease incentives received. Variable lease payments are expensed as incurred and are not included within the ROU asset and lease liability calculation. The Company’s lease terms are the noncancelable period and may include options to extend the lease when it is reasonably certain that it will exercise that option. Lease cost for lease payments is recognized on a straight-line basis over the lease term. The Company does not separate lease and non-lease components.

The Company does not recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Preferred Stock Warrant Liability

The Company has issued freestanding warrants to purchase shares of its convertible preferred stock. Since the underlying convertible preferred stock is classified outside of permanent equity, these warrants are classified as liabilities in the accompanying balance sheets. Warrants classified as liabilities are recorded at their estimated fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized in other financing expense, net in the accompanying statements of operations and comprehensive loss. The Company estimates the fair value of these warrants using the Black-Scholes option pricing model.

Common Warrant Liability

The Company has issued freestanding warrants to purchase shares of its common stock. As a result of a provision that permitted an adjustment to the exercise price of the common warrants prior to the closing of the Series C preferred stock qualified financing, the common warrants were classified as liabilities. The common stock warrant liability was subject to remeasurement at each reporting date, with changes in fair value recognized in other financing expense, net, in the statements of operations and comprehensive loss. The common stock warrant liability was adjusted to fair value until the exercise price per share became fixed. In connection with the second closing of the Series C convertible preferred stock in January 2019, the exercise price of the common warrants became fixed and the warrants were reclassified to equity. The Company has no common stock warrant liability as of December 31, 2020 and 2019. There was no material adjustment to the fair value of the common stock warrant liability in the year ended December 31, 2019.

Long-Lived Assets

The Company regularly reviews the carrying value and estimated lives of all of its long-lived assets, including property and equipment, to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods, as well as the strategic significance of the assets to the Company’s business objective. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset’s fair value. The long-lived assets of the Company were not material for the years ended December 31, 2020 and 2019.

Beneficial Conversion Features

A beneficial conversion feature is a non-detachable conversion feature that is “in the money” at the commitment date, which requires recognition of interest expense for underlying debt instruments and a deemed dividend for underlying equity instruments. A conversion option is “in the money” if the effective conversion price is lower than the commitment date fair value of the share into which it is convertible.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those goods and services. This process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when or as the Company satisfies the performance obligation(s).

At contract inception, the Company assesses the goods and services promised within each contract and assesses whether each promised good or service is distinct and determines that those are performance obligations. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. The Company considers factors such as the research, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company considers a performance obligation satisfied once the Company has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. The Company recognizes revenue for satisfied performance obligations only when the Company determines there are no uncertainties regarding payment terms or transfer of control.

Collaborative Arrangements

The Company evaluates collaboration arrangements to determine whether units of account within the collaboration arrangement exhibit the characteristics of a vendor and customer relationship. For arrangements and units of account where a customer relationship exists, the Company applies the revenue recognition guidance. The Company enters into collaborative arrangements with partners that may include payment to the Company of one or more of the following: (i) license fees; (ii) payments related to the achievement of developmental, regulatory, or commercial milestones; and (iii) royalties on net sales of licensed products.

If a contract has multiple performance obligations, the Company allocates the transaction price to each distinct performance obligation in an amount that reflects the consideration the Company is entitled to receive in exchange for satisfying each distinct performance obligation. For each distinct performance obligation, revenue is recognized when (or as) the Company transfers control of the product or the service applicable to such performance obligation. The Company evaluates each performance obligation to determine if it can be satisfied at a point in time or over time. In addition, variable consideration must be evaluated to determine if it is constrained and, therefore, excluded from the transaction price.

License Fees

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from upfront fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license.

Milestone Payments

At the inception of each arrangement that includes milestone payments (variable consideration), the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price. If it is probable that a milestone event would occur at the inception of the arrangement, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each reporting period, the Company evaluates the probability of achievement of such milestones and any related constraint(s), and if necessary, may adjust the Company’s estimate of the overall transaction price. To date, the Company has not recognized any milestone revenue resulting from its collaborative arrangements.

Royalties

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, the Company recognizes revenue when the related sales occur. To date, the Company has not recognized any royalty revenue resulting from its collaborative arrangements.

Clinical Trial and Contracts Accruals

Clinical trial costs include payments to sites participating in clinical trials and to outside contract research organizations which assist in developing, monitoring and administering the clinical trials. Measurement of clinical trial expenses and the related accrual recorded in any given period requires judgment as invoices or other notification of actual costs may not exist as of the date of the financial statements, making it necessary to estimate the efforts completed to date and the related expense. The period over which services are performed, the level of services performed as of a given date, and the cost of such services are often subjective determinations. The Company’s principal vendors operate within terms of contracts which establish program costs and estimated timelines. The status of the Company’s programs is assessed in relation to the scope of work outlined in the contracts, and the related amount of expense is recognized accordingly. Estimates are adjusted to actual costs as they become known and subsequent changes to estimates have not historically resulted in a material change to the accruals.

Research and Development Expenses

Research and development costs are expensed as incurred. These costs consist primarily of salaries and other personnel-related expenses, including stock-based compensation; facility-related expenses; depreciation of facilities and equipment; and services performed by clinical research organizations, research institutions, and other outside service providers.

The Company recorded the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and include these costs in accrued expenses in the balance sheet and within research and development expense in the statement of operations and comprehensive loss. As actual costs become known, the Company will adjust its accrued expenses and related research and development expenses.

Income Taxes

Income taxes are accounted for under the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the differences between the tax basis of assets or liabilities and their carrying amounts in the financial statements using the enacted tax rates and laws that are anticipated to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain.

In accordance with the accounting standards for uncertain tax positions, the Company evaluates the recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

Stock-Based Compensation

Stock-based compensation expense for stock option grants under the Company’s equity plans is recorded at the estimated fair value of the award as of the grant date and is recognized as expense on a straight-line basis over the requisite service period of the stock-based award, and forfeitures are recognized as they occur. The estimation of fair value for stock-based compensation requires management to make estimates and judgments about, among other things, the fair value of the Company’s common stock, employee exercise behavior, and volatility of the Company’s common stock. The judgments directly affect the amount of compensation expense that will be recognized.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is used in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and managed its business as one segment operating in the United States. All long-lived assets were located in the United States at December 31, 2020 and 2019.

Net Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares and warrants to purchase common stock outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding common stock equivalents.

The following table summarizes the Company’s net loss per share:

	Year Ended December 31,
	2020	2019
Numerator
Net loss – basic and diluted	$(19,017,267)	$(13,558,877)

Denominator
Weighted-average shares of common stock outstanding – basic and diluted	2,901,990	2,356,483

Net loss per share:
Basic and diluted	$(6.55)	$(5.75)

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive.

	December 31,
	2020	2019
Convertible preferred stock	168,110,611	96,519,011
Stock options	10,079,143	14,132,152
Preferred stock warrants	206,440	—

Total	178,396,194	110,651,163

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this ASU modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. Various disclosure requirements have been removed, including the amount of and reasons for transfer between Level 1 and Level 2 of the reporting period. The ASU also modified various disclosure requirements and added some disclosure requirements for Level 3 fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements held at the end of the reporting period. The ASU also modified various disclosure requirements and added some disclosure requirements for Level 3 fair value measurements. The additional disclosures on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainly should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this ASU and delay adoption of the additional disclosures until their effective date. The Company adopted this ASU during the period ended September 30, 2020. The adoption of this ASU did not have a significant impact on the Company’s financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principals in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The Company early adopted this ASU during the fourth quarter of 2020. The adoption of this ASU did not have a material impact on the Company’s financial statements and related disclosures.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, which will require a reporting entity to use a new forward-looking impairment model for most financial assets that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, credit losses will be recognized as allowances rather than as reductions in amortized cost. Entities will apply the guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, to increase stakeholders’ awareness of the amendments and to expedite improvements to the Codification. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses, Topic 326, providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. These ASUs do not change the core principle of the guidance in ASU 2016-13. Instead these amendments are intended to clarify and improve operability of certain topics. In November 2019, FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which defers the effective dates of the new credit losses standard for all entities except SEC filers that are not smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The standard and other related subsequently issued ASUs will be effective for the Company for annual periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact that the adoption of the standard and other related subsequently issued ASUs will have on its financial statements and accompanying footnotes.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other options (Subtopic 470-20) and Derivative and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments in this ASU reduce the number of accounting models for convertible debt instruments and convertible preferred stock, as well as, amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related earnings per share guidance. The amendments in this ASU are effective for the Company on January 1, 2024, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company is currently evaluating the impact that the adoption of ASU 2020-06 will have on its financial statements and accompanying footnotes.

3.	Collaboration and License Agreements

Shenzhen Salubris Pharmaceuticals Co. Ltd. License Agreement

On November 30, 2018, the Company entered into a License Agreement (the Salubris Agreement) with Shenzhen Salubris Pharmaceutical Co. Ltd., (Salubris), pursuant to which the Company granted an exclusive, royalty-bearing license, with the right to grant sublicenses to Salubris to research, develop, use, make, have made, sell, offer for sale, have sold, import, and otherwise commercialize nanatinostat in combination an antiviral drug such as valganciclovir in the Republic of China, excluding Hong Kong, Macau, and Taiwan (Territory). The Company also issued an exclusive royalty-bearing license, to make and have made nanatinostat for use solely as a component of a combination therapy product utilizing sequential or concurrent administration of nanatinostat and an antiviral drug such as valganciclovir, in any and all dosage forms, formulations, presentations, administrations, line extensions and package configurations (Core Product) or a Product that includes a Core Product in combination with one or more of the approved or investigational drugs, but excluding NK Cell Therapy controlled by the Pre-existing Partner (NantKwest, Inc.) and is sold together for a single price in a single package (Combination Product) in the Territory and to offer for sale, sell, use, import and otherwise Commercialize nanatinostat solely as a component of a Core Product or a Combination Product (Products) in the Territory. Finally, the Company issued a non-exclusive royalty-bearing license, with the right to grant sublicenses to make and have made Products, nanatinostat as a component of the Products, outside the Territory for use and commercialization solely within the Territory.

Salubris will be responsible for all regulatory filings and regulatory approvals and has the sole right to manufacture and commercialize in the Territory. The Company and Salubris will be performing development and commercialization activities within their respective territory independent of one another and any development work completed by Viracta that benefits the development efforts within the Salubris territory will be reimbursed to Viracta. Salubris has the option to request that the Company perform additional development work, however Salubris is solely responsible for all costs incurred related to the development work. Salubris’ option to request the Company to perform additional development work is not deemed a performance obligation or a material right.

On November 30, 2018, concurrent with the negotiating of the Salubris Agreement, the Company entered into an agreement where Salubris purchased $10.0 million in the Company’s Series C Preferred Stock (the Series C SPA).

In accordance with the Salubris Agreement, the Company is also eligible to receive up to a total of $103.0 million in milestone payments, with respect to the licensed products. The Company is also eligible to earn tiered royalties on net sales of licensed products by Salubris, its affiliates or sublicensees, ranging from high single digits to the mid-teens, which royalties are potentially subject to various reductions and offsets.

Unless earlier terminated, the Salubris Agreement will continue on a product-by-product basis until the expiration of all applicable royalty terms with respect to all products in the Territory. There are no performance, cancellation, termination or refund provisions in the arrangement that contain material financial consequences to the Company.

Revenue Recognition

The Company determined that the Salubris Agreement and the Series C SPA were negotiated concurrently and in contemplation of one another. Based on these facts and circumstances, the Company evaluated the provisions of the agreements on a combined basis. The Company concluded that the contract counterparty, Salubris, was a customer. The Company identified the license, including the initial technology transfer, as the only performance obligation under the Salubris Agreement.

The Company received $2.0 million of cash in November 2018 associated with Series C SPA, of which an initial transaction price of $1.1 million was attributed as the value of the license provided to Salubris which was delivered in connection with the execution of the Salubris Agreement in November 2018 and recognized at a point in time. The balance received of $0.9 million was recorded as the initial fair value of the preferred stock purchase right asset received by the Company. The Company has recognized no revenue from milestones (variable consideration), which are fully constrained, or royalties to date.

NantKwest License Agreement

On May 1, 2017, the Company entered into a License Agreement (the NK Agreement) with NantKwest, Inc. (NantKwest), whereby the Company granted an exclusive worldwide license to NantKwest and its affiliates to develop and commercialize nanatinostat for use in combination with NK cell immunotherapies. NantKwest will be responsible for conducting all necessary studies, including safety studies and clinical trials necessary in connection with seeking regulatory approvals to market the product in any territory. If NantKwest requires nanatinostat, the Company has the right to manufacture nanatinostat to be sold as part of a therapeutic product utilizing nanatinostat at a transfer price related to Viracta’s cost to NantKwest.

In accordance with the NK Agreement, the Company is also eligible to receive up to a total of $100.0 million in milestone payments, with respect to the licensed products. The Company is eligible to earn tiered royalties on net sales of licensed products by NantKwest, its affiliates or sublicensees, ranging from the low to mid-single digits. The Company has recognized no revenue from milestones (variable consideration), which are fully constrained, or royalties to date.

Unless earlier terminated, the NK Agreement will continue until the expiration of all applicable royalty terms on a product-by-product and country-by-country basis. There are no performance, cancellation, termination, or refund provisions in the arrangement that contain material financial consequences to the Company.

Boston University License Agreement

In 2007, the Company’s predecessor entity, HemaQuest, entered into a License Agreement (the BU Agreement) with Boston University for the exclusive rights to certain patents. The principal consideration for the use of the patents was the issuance of shares of the Company’s preferred stock to Boston University. In addition, the terms of the BU Agreement require the Company to reimburse Boston University for certain legal costs related to patents licensed under the BU Agreement. The Company is also obligated to pay royalties to Boston University based on events defined in the BU Agreement, including an annual minimum royalty. During the years ended December 31, 2020 and 2019 the Company incurred $55,792 and $51,552, respectively, in expenses related to the BU Agreement. For each year, the annual minimum royalty of $30,000 was recorded as research and development expense. The Company also reimbursed Boston University for legal expenses related to the prosecution of patents amounting to $25,792 and $21,552 for the years ended December 31, 2020 and 2019, respectively. These reimbursements were charged to general and administrative expense.

4.	Financial Statement Details

Property and equipment, net consists of the following at December 31:

	2020	2019
Leasehold improvements	$54,740	$—
Computer equipment	9,406	9,406
Accumulated depreciation	(20,013)	(7,838)

Total equipment, net	$44,133	$1,568

Accrued expenses consist of the following at December 31:

	2020	2019
Accrued payroll and benefits	$1,501,351	$493,685
Accrued clinical trial and contract expenses	1,094,669	1,078,277
Accrued professional services expenses	716,000	81,000
Other accrued expenses	49,815	35,000

Total accrued expenses	$3,361,835	$1,687,962

5.	Debt

Convertible Promissory Notes

During 2018, the Company received aggregate proceeds of $6,260,000 from the issuance of Convertible Promissory Notes (the Notes) in closings that took place in June, September, and October. The Notes incurred interest at 8% per annum, matured on June 18, 2019, and were convertible under specified conditions into shares of either Viracta Series B Convertible Preferred Stock or Series C Convertible Preferred Stock, at the option of the individual Note holders. Concurrent with the issuance of the Notes, the Company issued to the investors Warrants to purchase 2,237,164 shares of Viracta Common Stock (the Common Warrants). The warrant exercise price was $0.01 per share. Unless previously exercised, the Common Warrants are to expire on the seven-year anniversary of the date of issuance. The fair value of the Common Warrants, issued concurrently with the Notes, was determined to be $402,690 and was recorded as a debt discount and are remeasured to fair value each reporting period. Debt issuance costs of $185,689 were incurred to issue the Notes and were recorded as a debt discount.

The Company also determined that a beneficial conversion feature existed at the time the Notes were issued, as the fair value of the securities into which the Notes were convertible at the time of issuance, the Series B convertible preferred stock, was greater than the effective conversion price on the borrowing date. Accordingly, the Company recorded a beneficial conversion feature of $1,946,864. This amount was recorded as a debt discount to the Notes with an offset to additional paid-in capital.

Together, the Common Warrants, debt issuance costs and the beneficial conversion feature totaled $2,535,243, which was amortized to other financing expense, net through the Notes conversion on January 31, 2019. During the years ended December 31, 2020 and 2019, $0 and $1,614,926, respectively, was amortized to other financing expense, net.

SVB Loan Agreement

On July 30, 2020, the Company and Silicon Valley Bank, or the Lender, entered into a loan and security agreement, or the SVB Loan Agreement, providing for up to $15.0 million in four tranches. Upon entering into the SVB Loan Agreement, the Company borrowed $5.0 million.

Under the terms of the SVB Loan Agreement, the Company may, subject to the achievement of certain milestones, borrow from the Lender up to an additional $10.0 million until January 31, 2022.

The loan will be due on the scheduled maturity date of January 1, 2024 (or July 1, 2024 under certain circumstances), or Maturity Date. Repayment of the loan will be interest only through July 31, 2021 (or January 31, 2022 under certain circumstances), followed by 30 equal monthly payments of principal plus accrued interest commencing on August 1, 2021 (or February 1, 2022 under certain circumstances). The per annum interest rate for any outstanding loan is the lesser of (i) 10%, or (ii) the greater of (A) 3.5% above the prime rate or (B) 6.75%. The interest rate as of December 31, 2020 was 6.75% per annum. In addition, a final payment of 7.0% of the amount of the loan drawn will be due on the earlier of the Maturity Date, acceleration of the loan, or prepayment of the loan. The final payment is being accrued through interest expense using the effective interest method. If the Company elects to prepay the loan, a prepayment fee equal to 1% or 2% of the then outstanding principal balance will also be due, depending upon when the prepayment occurs.

The Company is subject to customary affirmative and restrictive covenants under the SVB Loan Agreement. The Company’s obligations under the SVB Loan Agreement are secured by a first priority security interest in substantially all of its current and future assets, other than its intellectual property. The Company has also agreed not to encumber its intellectual property assets, except as permitted by the SVB Loan Agreement.

The SVB Loan Agreement also contains customary indemnification obligations and customary events of default, including, among other things, the Company’s failure to fulfill certain obligations under the SVB Loan Agreement and the occurrence of a material adverse change in the Company’s business, operations, or condition (financial or otherwise), a material impairment of the prospect of repayment of any portion of the loan, or a material impairment in the perfection or priority of Lender’s lien in the collateral or in the value of such collateral. In the event of default by the Company under the SVB Loan Agreement, the Lender would be entitled to exercise its remedies thereunder, including the right to accelerate the debt, upon which the Company may be required to repay all amounts then outstanding under the SVB Loan Agreement. As of December 31, 2020, the Company was in compliance with all financial covenants under the SVB Loan Agreement and there had been no material adverse change.

The following table summarizes future minimum payments under the term loan facility as of December 31, 2020:

Year Ending December 31,
2021	$1,165,958
2022	2,222,125
2023	2,085,250
2024	517,635

Total future minimum payments	5,990,968
Less: interest payments	(1,058,815)

Principal amount of long-term debt	4,932,153
Current portion of long-term debt	(833,333)

Long-term debt, net	$4,098,820

The debt issuance cost and preferred stock warrants issued are being accounted for as a debt discount. The debt discount is being amortized as interest expense over the term of the loan using the effective interest method. The carrying value of the debt approximates the fair value (Level 2) as of December 31, 2020.

Paycheck Protection Program Loan

On April 24, 2020, the Company received loan proceeds of $253,700 from First Republic Bank, as lender, pursuant to the Payment Protection Program (PPP) of the CARES Act (PPP Loan). The PPP Loan matures on April 23, 2022 and bears interest at a rate of 1.0% per annum. The PPP Loan is evidenced by a promissory note dated April 23, 2020, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The PPP Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The short term and long-term portions of the PPP Loan are approximately $197,323 and $56,377 respectively, at December 31, 2020.

All or a portion of the PPP Loan may be forgiven by the SBA upon the Company’s application and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act and PPP Flexibility Act, loan forgiveness is available for the sum of documented payroll costs, covered mortgage interest, covered rent payments and covered utilities during the 24 week period beginning on the date of loan disbursement. In the event the PPP Loan, or any portion thereof, is forgiven pursuant to the PPP, the amount forgiven is applied to outstanding principal and includes accrued interest.

The Company has used all proceeds from the PPP Loan to retain employees, maintain payroll and make lease and utility payments, and are seeking forgiveness in accordance with the program.

6.	Convertible Preferred Stock, Common Stock and Stockholders’ Deficit

Common Stock

The total number of shares of common stock of Viracta outstanding as of December 31, 2020 and 2019 was 8,096,397 and 643,198, respectively.

Warrants to Purchase Common Stock

Concurrent with the issuance of the Convertible Promissory Notes, the Company issued to the Note investors warrants to purchase 2,237,164 shares of Viracta Common Stock (the Common Warrants). The Common Warrants exercise price is $0.01 per share. Unless previously exercised, the Common Warrants will expire on the seven-year anniversary of the date of issuance. As of December 31, 2020 and 2019, 505,347 shares of common stock had been issued upon the exercise of the Common Warrants (including net exercises) and Common Warrants to purchase 1,727,191 shares of common stock remain unexercised. These shares have been included in the weighted average shares outstanding for both basic and diluted net loss per share for the years ended December 31, 2020 and 2019 as their exercise price is $0.01 per share.

During September 2020, the Company issued a fully vested warrant to purchase 169,014 shares of common stock to a consultant with an exercise price of $0.01 per share. The warrant for 169,014 shares of common stock was exercised at the time of issuance.

Warrants to Purchase Preferred Stock

Concurrent with the issuance of the SVB Loan Agreement, the Company issued warrants to purchase a number of shares of preferred stock (the Preferred Warrants). Preferred Warrant issuance correlates to the amount of proceeds received at a rate of 2.5% of principal amounts as defined in the SVB Agreement. The Preferred Warrants are priced at the Series E Preferred price of $0.6055 per share. Unless previously exercised, the Preferred Warrants will expire on July 30, 2030. As of December 31, 2020, no Preferred Warrants had been exercised.

Convertible Preferred Stock

On November 25, 2020, the Company completed a Series E Preferred Stock equity financing, issuing 66,061,102 shares at a price per share of $0.6055, yielding gross proceeds of approximately $40.0 million. The Series E Preferred Stock is convertible into common stock at any time. The number of shares of common stock that will be issued upon such conversion is determined by dividing its original issuance price by the applicable conversion price.

The following table represents the redeemable convertible preferred stock as of December 31, 2020.

	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Liquidation Value
Series A-1	34,361,663	$0.3993	34,361,663	$13,720,612
Series B	23,549,212	$0.7139	23,549,212	16,811,782
Series C	12,766,166	$0.8378	12,766,166	10,695,494
Series D	17,266,027	$0.9788	17,138,320	16,774,988
Series E	66,780,429	$0.6055	66,061,102	39,999,997

Total	154,723,497		153,876,463	$98,002,873

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the then outstanding shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, and Series A-1 Preferred Stock are first entitled to receive the amount of $0.6055, $0.9788, $0.8378, $0.7139, or $0.3993 per share, respectively, plus all declared but unpaid dividends for such shares, prior and in preference to any distribution of any assets of the Company to the holders of the common stock. Series E Preferred Stock holds liquidation preference priority over Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock. Series D Preferred Stock holds liquidation preference priority over Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock. Series C Preferred Stock holds liquidation preference priority over both Series B Preferred Stock and Series A-1 Preferred Stock. Series B Preferred Stock holds priority over Series A-1 Preferred Stock.

If, upon the occurrence of such event, the proceeds distributed among the holders of the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock, and the Series A-1 Preferred Stock are insufficient to permit the full payment of the aforementioned preferential amounts to each holder of convertible preferred stock, then the entire proceeds legally available for distribution to the convertible preferred stock shall be distributed ratably among the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, the Series B Preferred Stock, and the Series A-1 Preferred Stock in proportion to the full preferential amount that each such holder of convertible preferred stock is otherwise entitled to receive.

Upon completion of the distributions required by the above-mentioned liquidation preferences, any remaining proceeds shall be distributed among the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and common stock pro rata based on the number of shares of common stock held by each, assuming full conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, the Series B Preferred Stock, and the Series A-1 Preferred Stock, to common stock at the then-effective conversion price for such shares.

Dividends

The holders of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, and Series A-1 Preferred Stock are entitled to receive non-cumulative dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock, in an amount at least equal to 8% per annum of the Series E original issue price ($0.6055 per share), Series D original issue price ($0.9788), Series C original issue price ($0.8378 per share), the Series B original issue price ($0.7139 per share) and the Series A-1 original issue price ($0.3993 per share), respectively, all subject to adjustment from time to time for recapitalizations, payable when and if declared by the Company’s board of directors. The Company has not declared any dividends on its convertible preferred stock.

Voting

The holder of each share of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted and, with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws.

The Company is party to a voting agreement with certain holders of its capital stock. The parties to the voting agreement have agreed, subject to certain conditions, to vote the shares of the Company’s capital stock held by them so as to elect the following individuals as directors: (1) two individuals designated by the holders of a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, (2) one individual who is an industry expert designated by the holders of a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, (3) one individual designated by certain Series E holder, so long as that holder owns any shares of Series E Preferred Stock, (4) one individual designated by the holders of a majority of the outstanding shares of Series E Preferred Stock, (5) one individual who is an industry expert designated by the holders of a majority the outstanding shares of Series E Preferred Stock, and (6) the Company’s Chief Executive Officer.

Upon the consummation of the merger with Sunesis Pharmaceuticals, Inc., the obligations of the parties to the voting agreement to vote its shares so as to elect these nominees, as well as the other rights and obligations under this agreement, terminated and none of the Company’s stockholders have any special rights regarding the nomination, election or designation of members of the combined company’s board of directors.

Automatic Conversion

Upon the closing of a sale of shares of common stock in a public offering, all outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be automatically converted into shares of common stock at the then effective conversion price, provided that (a) the offering results in gross proceeds to the Company of at least $40.0 million before underwriting discount and commissions, and (b) the shares of common stock have been listed for trading on the New York Stock Exchange, the NASDAQ Select Market or the NASDAQ Global Market. In connection with the closing of the merger and the concurrent private placement of common stock, the holders of the Company’s preferred stock waived their right to exchange their shares into any class of stock other than common and converted to common stock immediately prior to the closing of the concurrent private placement of common stock.

Redemption

The Company’s convertible preferred stock are not explicitly redeemable currently or at a specified date in the future. The convertible preferred stock are presented outside of stockholders’ equity because in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock will become redeemable at the option of the holders. As these deemed liquidation events are not probable of occurring as of December 31, 2020 or prior, the Company has not adjusted the carrying values of the convertible preferred stock.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance are as follows in common equivalent shares:

	December 31, 2020	December 31, 2019
Conversion of preferred stock	168,110,611	96,519,011
Common stock warrants	1,727,191	1,727,191
Preferred stock warrants	206,440	—
Stock options issued and outstanding	10,079,143	14,132,152
Authorized for future option grants	9,908,933	3,756,768

Total	190,032,318	116,135,122

7.	Equity Incentive Plan

In 2016, the Company adopted the Viracta Therapeutics, Inc. 2016 Equity Incentive Plan (the Plan), which permits stock option grants to employees, members of the board of directors, and outside consultants. The Plan allows for grants of incentive stock options with exercise prices of at least 100% of the fair market value of the Company’s common stock, nonqualified options with exercise prices of at least 85% of the fair market value of the Company’s common stock, restricted stock, and restricted stock units. All stock options granted to date have a ten-year life and generally vest over zero to four years. As of December 31, 2020, the number of shares of common stock authorized for grant under the Plan was 27,347,261, of which 9,908,933 remained available for future grants.

The Company recorded stock-based compensation of $348,635 and $627,611 for the years ended December 2020 and 2019, respectively. Fair value is determined at the date of grant for options. Compensation expense is recognized over the vesting period based on the fair value of the options. The fair value of stock options is estimated using the Black-Scholes model with the assumptions disclosed in the following table.

	Year Ended December 31,
	2020	2019
Assumptions
Risk-free interest rate	0.46%—0.49%	1.73%—2.61%
Expected dividend yield	0%	0%
Expected volatility	72%	72%
Expected term (in years)	5.5—6.3	5.5—6.3

The expected term of stock options is based on the simplified method, which is an average of the contractual term of the option and its vesting period. The expected volatility of stock options is based upon the historical volatility of a number of publicly traded companies in similar stages of clinical development. The risk-free interest rate is based on the average yield of U.S. Treasury Bills appropriate for the expected term of the stock option grants. The Company has not historically paid cash dividends and does not anticipate declaring dividends in the future. The Company recognizes forfeitures as they occur. As of December 31, 2020, unrecognized compensation expense related to unvested options granted under the Plan totaled $1,227,400. That expense is expected to be recognized over a weighted-average period of 2.21 years.

A summary of the stock option activity under the plan during the years ended December 31, 2020 and 2019, is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2018	6,861,975	$0.11	8.5
Granted	7,499,344	$0.11
Exercised	(100,000)	$0.10
Cancelled	(129,167)	$0.10

Outstanding at December 31, 2019	14,132,152	$0.11	8.5
Granted	3,571,334	$0.14
Exercised	(7,259,185)	$0.11
Cancelled	(365,158)	$0.10

Outstanding at December 31, 2020	10,079,143	$0.12	8.5

Vested and exercisable at December 31, 2020	2,814,734	$0.10	6.8

The aggregate intrinsic value of options outstanding as of December 31, 2020 was $2,827,040. The aggregate intrinsic value is calculated as the difference between the estimated fair value of the Company’s common stock and the exercise price of stock options, multiplied by the number of shares subject to such stock options. The weighted average grant date fair value of stock options granted during the years ended December 31, 2020 and 2019 was $0.18 and $0.16 per share, respectively.

Unvested shares from the early exercise of options are subject to repurchase by the Company. Options granted under the Plan will vest according to the applicable option agreement. There were 100,000 shares early exercised during the year ended December 31, 2019 with 50,000 subject to repurchase at December 31, 2020. The Company’s remaining related liability totaled $5,000 at December 31, 2020 which is included in accrued expenses.

8.	Income Taxes

As a result of the Company’s significant operating loss carryforwards and the corresponding valuation allowance, no income tax provision/benefit has been recorded as of December 31, 2020 and 2019. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 are detailed below.

	2020	2019
Deferred tax assets:
Federal and state net operating loss carryforwards	$18,617,000	$15,308,000
R&D and orphan drug credit carryforwards	3,899,000	1,750,000
Share-based compensation expense	76,000	156,000
Capitalized research and development expenses	2,276,000	3,772,000
Other, net	218,000	83,000

Total deferred tax assets	25,086,000	21,069,000

ROU Asset	(207,000)	0

Total deferred tax liabilities	(207,000)	0

Net deferred tax asset	24,879,000	21,069,000
Valuation allowance	(24,879,000)	(21,069,000)

Net deferred tax liability	$—	$—

The Company’s effective income tax rate differs from the statutory federal rate of 21% for the years ended December 31, 2020 and 2019 due to the following:

	2020	2019
Federal tax benefit at statutory rate	21.00%	21.00%
State tax benefit, net	0.00%	6.98%
General business credits	11.30%	8.48%
State rate true up	(5.26%)	8.96%
Other	(7.00%)	(4.28%)
Change in valuation allowance	(20.04%)	(41.14%)

Provision for income taxes	$—	$—

At December 31, 2020, the Company had federal and state net operating loss carryforwards of $80.5 million and $38.9 million, respectively. The federal loss carryforwards begin to expire in 2027, unless previously utilized, and the state carryforwards began to expire in 2030. The Company has federal loss carryforwards of $40.2 million that are not subject to expiration. The Company also has federal and state research credit carryforwards of $1.5 million and $1.4 million, respectively. Additionally, the Company has Orphan Drug Credit carryforwards of $3.9 million. The federal research credit carryforwards will begin expiring in 2027, unless previously utilized. The state research credit will carry forward indefinitely. The change in the valuation allowance is an increase of $3.8 million and $5.6 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Pursuant to Internal Revenue Code (IRC) Sections 382 and 383, annual use of the Company’s net operating loss and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards and these financial statements do not contain any adjustment relating to such potential limitations. Due to the existence of the valuation allowance, future changes in the Company’s net operating loss and research and development credit carryforwards will not impact the Company’s effective tax rate.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was signed into law in the U.S. in March 2020. The CARES Act adjusted a number of provisions of the tax code, including the eligibility of certain deductions and the treatment of net operating losses and tax credits. The enactment of the CARES Act did not result in any material adjustments to the Company’s income tax provision for the year ended December 31, 2020, or to its deferred tax assets as of December 31, 2020.

In accordance with authoritative guidance, the impact of an uncertain income tax position is recognized at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The following table summarizes the activity related to the Company’s unrecognized tax benefits, in thousands:

	2020	2019
Gross unrecognized tax benefits at the beginning of the year	$1,952	$1,555
Increases related to prior year tax positions	709	—
Increases from tax positions taken in the current year	1,310	397

Gross unrecognized tax benefits at the end of the year	$3,971	$1,952

The amount of the unrecognized tax benefits that would impact the effective tax rate, absent the valuation allowance, would be $3.6 million. Due to the full valuation allowance, the future changes in unrecognized tax benefits will not impact the Company’s effective tax rate. At December 31, 2020, the Company has not accrued any interest or penalties related to uncertain tax positions. The Company does not anticipate that there will be a significant change in the amount of unrecognized tax benefits over the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company is subject to taxation in the U.S. and California. Due to the existence of net operating loss carryforwards, all tax periods from inception of the Company are open for examination by taxing authorities for all jurisdictions. The Company is not currently under examination by any tax authority.

9.	Commitments and Contingencies

Leases

In 2018, the Company negotiated a one-year lease for its office (Lease). The effective date of the Lease was September 1, 2018. Under the terms of the Lease the rental rate was $14,132 per month. In June 2019, the Company amended the term of the Lease to extend the termination date to August 31, 2020. Under the terms of the Lease amendment, the rental rate was $14,980 per month. Upon the Lease amendment, the Company no longer met the short-term lease exemption and recorded an operating lease right-of-use (ROU) asset and corresponding lease liability for $225,000.

In June 2020, the Company amended the Lease and another existing office lease to enter into a noncancelable operating lease to extend the lease term through August 2023 with a renewal option for an additional year (Amended Lease). The Amended Lease monthly base rent will increase approximately 4% annually from $20,019 to $21,444 over the life of the lease, including utilities and other operating costs. Upon the execution of the Amended Lease, the Company recorded an operating lease ROU asset and corresponding lease liability for $667,000.

In August 2020, the Company entered into an additional noncancelable operating lease agreement for certain office space with a lease term from August 2020 through August 2023 with a renewal option for an additional year (New Lease). The New Lease also includes a buyout option to terminate the lease prior to its expiration with at least one month’s prior written notice and a one-time payment equal to four months rent. The New Lease monthly base rent will increase approximately 4% to 9% from $12,462 to $14,033 over the life of the lease, including utilities and other operating costs. In connection with the execution of the New Lease, the Company recorded an operating lease ROU asset and corresponding lease liability for $439,000.

Maturities of the Company’s operating lease liabilities as of December 31, 2020 are as follows:

Year Ending December 31,
2021	$396,956
2022	416,124
2023	283,816
2024	—
2025	—

Total lease payments	1,096,896
Less: imputed interest	(104,196)

Total operating lease liabilities	$992,700

Total lease expense for the twelve months ended December 31, 2020 and 2019 was $297,368 and $181,227, respectively. At December 31, 2020, the Company had remaining lease liabilities of approximately $992,700 of which $658,596 was recorded as noncurrent lease liability as of December 31, 2020, and operating lease ROU assets of $985,542. Total cash paid for amounts included in the measurement of operating lease liabilities was $342,898 and $180,432 for the twelve months ended December 31, 2020 and 2019, respectively. The weighted average discount rate for the operating leases recorded during the twelve months ended December 31, 2020 was 8.0% and the weighted average remaining lease term was 2.6 years as of December 31, 2020.

10.	Related Party Transactions

Salubris was the lead investor in the Series C preferred stock financing which closed on November 30, 2018 and January 31, 2019. In conjunction with Salubris’ investment in Viracta Series C preferred stock, Salubris received the right to appoint one member to Viracta’s Board of Directors. Also, as described in Note 3, in November 2018, Viracta entered into a licensing agreement with Salubris in which the Company granted Salubris the exclusive right to develop and commercialize Viracta’s Phase 2 product candidate, nanatinostat in combination with an antiviral, within the Peoples Republic of China (excluding Hong Kong, Macau and Taiwan).

11.	Subsequent Events

For the purposes of the financial statements as of December 31, 2020 and the year then ended, the Company has evaluated subsequent events through March 23, 2021, the date on which the audited financial statements were issued.

In March 2021, the Company entered into a Royalty Purchase Agreement (“RPA”) with XOMA (US) LLC, resulting in the sale of the proceeds from the potential future milestones and royalty payments under the Company’s license agreements with DOT Therapeutics-1 and Denovo Biopharma, licenses which were acquired through the merger with Sunesis. Under the terms of the RPA, Viracta received an upfront payment of $13.5 million and is eligible to receive up to $20 million in a pre-commercialization, event-based milestone.